CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 45 to the registration statement on Form N-1A (File No.333-515) ("Registration Statement") of our report dated June 8, 2001, relating to the financial statements and financial highlights appearing in the April 30, 2001 Annual Report of Putnam Growth Fund, a series of Putnam Funds Trust, and our report dated
June 5, 2001, relating to the financial statements and financial highlights appearing in the April 30, 2001 Annual Report of Putnam U.S. Core Fund, a series of Putnam Funds Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts
August 24, 2001